Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our Auditor’s Report dated February 23, 2021, on the financial statements of MyMD Pharmaceuticals, Inc. as of and for the years ended December 31, 2020 and 2019 in this Amendment to the Registration Statement on Form S-3. We also consent to the reference to us under the heading “Experts” in such Amended Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

April 28, 2021